     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2000

                                              REGISTRATION NUMBER 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                              GRANT PRIDECO, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      76-0312499
       (State of other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MR. JOHN C. COBLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              GRANT PRIDECO, INC.
                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                   Copies to:

              CHARLES L. STRAUSS                              DAVID P. OELMAN
         FULBRIGHT & JAWORSKI L.L.P.                       ANDREWS & KURTH L.L.P.
          1301 MCKINNEY, SUITE 5100                        600 TRAVIS, SUITE 4200
          HOUSTON, TEXAS 77010-3095                         HOUSTON, TEXAS 77002
                (713) 651-5151                                 (713) 220-4200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, subject to market conditions and other factors.

     If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            --------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF SECURITIES           PROPOSED MAXIMUM OFFERING               AMOUNT OF
           TO BE REGISTERED                       PRICE PER SHARE(1)              REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------
 Debt Securities                                    $500,000,000.00                   $132,000.00
 Preferred Stock, par value $.01 per
    share
 Common Stock, par value $.01 per share
 Depositary Shares(3)
 Warrants(4)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) The amount of Securities to be registered consists of an indeterminate number or amount of Debt Securities, Preferred Stock, Common Stock, Depositary Shares or Warrants as may from time to time be issued at indeterminate prices. The prospectus herein covers $500,000,000 of Securities or the equivalent thereof in one or more foreign currencies, currency units or composite currencies. In addition, this Registration Statement includes such presently indeterminate amount or number of Debt Securities, Preferred Stock, Common Stock, Depositary Shares and Warrants as may be issuable from time to time upon conversion or exchange of the Securities being registered hereunder. Includes Securities that may be sold by or for the account of Selling Securityholders.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. No separate consideration will be received for any Debt Securities, Preferred Stock, Common Stock, Depositary Shares or Warrants issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.
(3) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. If the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to persons purchasing those fractional interests, and shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.
(4) Warrants to purchase Debt Securities, Preferred Stock or Common Stock may be sold separately or with Debt Securities, Preferred Stock or Common Stock.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED APRIL 20, 2000

PROSPECTUS

                              [GRANT PRIDECO LOGO]

                                  $500,000,000

                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
                         DEPOSITARY SHARES AND WARRANTS

     This prospectus relates the following securities of Grant Prideco, Inc (the "Securities"):

- debt securities, which may be senior or subordinated debt securities;

- preferred stock, which may be issued in the form of depositary shares;

- common stock; and

- warrants.

     We will provide the specific terms of the Securities in supplements to this prospectus. This prospectus may not be used to sell Securities unless it is accompanied by a prospectus supplement.

     Selling Security holders also may offer and sell Securities under this prospectus.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "GRP". Any common stock sold pursuant to a prospectus supplement will be listed on that exchange, subject to official notice of issuance.

     YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

       , 2000

                                    CONTENTS

                                                               PAGE
                                                               ----
About this Prospectus.......................................     1
About Grant Prideco.........................................     1
Forward-Looking Statements..................................     2
Risk Factors................................................     2
  We Generally Will Be Responsible For Taxes If Our Spinoff
     From Weatherford Is Taxable............................     2
  We May Not Have Access to Sufficient Capital Resources....     3
  Weatherford And Grant Prideco Have A Business
     Relationship; Conflicts May Arise......................     3
  Our Business Is Materially Affected By Drilling Activity
     And The Rig Count......................................     4
  An Economic Downturn Could Adversely Affect Demand For Our
     Products And Services..................................     4
  Disruptions In Foreign Operations Could Adversely Affect
     Our Income.............................................     4
  Additional Risk Factors...................................     5
Use Of Proceeds.............................................     5
Ratio Of Earnings To Fixed Charges And Earnings To Fixed
  Charges And Preferred Stock Dividends.....................     5
Description Of Debt Securities..............................     6
  Specific Terms of Each Series of Debt Securities in a
     Prospectus Supplement..................................     6
  Senior and Subordinated Debt Securities...................     7
  Subsidiary Guarantees.....................................     7
  Certain Covenants.........................................     7
     Limitations on Liens...................................     8
     Consolidation, Merger or Asset Sale....................     8
     Restriction on Sale-and-Leaseback Transactions.........     9
     Additional Covenants...................................    10
  Change of Control.........................................    10
  Events of Default and Remedies............................    10
  Modification of Indentures................................    11
  Discharging Our Obligations; Defeasance...................    11
  Registration of Notes; Minimum Denominations..............    12
  No Personal Liability of Directors, Officers, Employees
     and Stockholders.......................................    12
  Payment and Transfer......................................    12
  Book Entry, Delivery and Form.............................    12
  The Trustee...............................................    13
     Resignation or Removal of Trustee......................    13
     Limitations on Trustee if it is a Creditor of the
      Company...............................................    14
     Annual Trustee Report to Holders of Debt Securities....    14
     Certificates and Opinions to Be Furnished to Trustee...    14
Description Of Common Stock And Preferred Stock.............    14
  Common Stock..............................................    14
     Voting Rights..........................................    14
     Dividend Rights........................................    15
     Liquidation Rights and Other Provisions................    15
     Transfer Agent And Registrar...........................    15
  Preferred Stock...........................................    15
     Specific Terms of Each Series of Preferred Stock in a
      Prospectus Supplement.................................    15
     Voting Rights..........................................    16
     Dividend Rights........................................    16
     Liquidation Rights.....................................    16
     Redemption.............................................    17
     Conversion and Exchange................................    17
     Transfer Agent and Registrar...........................    17

                                                               PAGE
                                                               ----
  No Preemptive Rights......................................    17
  Business Combinations With Interested Stockholders........    17
  Nomination Of Directors...................................    18
  Depositary Shares.........................................    18
     General................................................    18
     Dividends and Other Distributions......................    19
     Redemption of Depositary Shares........................    19
     Withdrawal of Preferred Stock..........................    19
     Voting the Preferred Stock.............................    19
     Amendment and Termination of Deposit Agreement.........    19
     Resignation and Removal of Depositary..................    20
     Charges of Depositary..................................    20
     Miscellaneous..........................................    20
Description Of Warrants.....................................    21
  Specific Terms of Each Series of Warrant in a Prospectus
     Supplement.............................................    21
  Exercise Of Warrants......................................    22
  Modifications.............................................    22
  Merger, Consolidation Or Sale Of Assets...................    23
  Enforceability Of Rights By Holders.......................    23
Selling Securityholders.....................................    23
Plan Of Distribution........................................    24
  Distributions By Grant Prideco............................    24
  Distribution By Selling Securityholders...................    25
Legal Matters...............................................    26
Experts.....................................................    26
Where You Can Find More Information.........................    26
Incorporation Of Certain Documents By Reference.............    26

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may offer any combination of the Securities described in this prospectus in one or more offerings, and certain third parties ("Selling Securityholders") may sell Securities under this prospectus, with a total initial offering price of up to $500,000,000 or its equivalent in foreign currency as we may designate in prospectus supplements.

     This prospectus provides you with a general description of the debt securities, preferred stock, common stock, depositary shares and warrants that may be offered. Each time we use this prospectus to offer Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

     Any Selling Securityholders will be identified, and the type and amount of Securities to be offered by them will be specified, in a supplement to this prospectus. We will not receive proceeds of any sale of Securities by Selling Securityholders.

     We may offer the Securities in amounts, at prices and on terms determined at the time of offering. We may sell the Securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the Securities, we will name them and describe their compensation in a prospectus supplement.

     Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                              ABOUT GRANT PRIDECO

     We are an international manufacturer and supplier of products used for the exploration and production of oil and gas. Our business is conducted through two operating segments:

     - drill stem products and

     - premium tubulars and engineered connections.

     We are the world's leading provider of drill pipe and other drill stem products. We are also a leading provider in North America for engineered connections used for casing, production tubing and marine conductors and subsea structures. Our drilling products are designed and engineered for high performance and include all components of a drill stem from the rig floor to the drill bit. We have been the innovators in the field of drill pipe and other drill stem products for more than 20 years, and we are a leader in connection technology used in the drilling of wells. Our Atlas Bradford division also has been providing connection technology to the oil industry for approximately 50 years.

     Our company has grown substantially over the years through strategic acquisitions and internal development. Our operations are conducted throughout the world through manufacturing facilities located in the United States, Mexico, Canada, Europe and Asia. We also have 19 sales, service and repair locations around the world.

     Until April 14, 2000, we were a wholly-owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock. As a result of the spinoff, our stock became publicly owned and traded on the New York Stock Exchange under the symbol "GRP".

                           FORWARD-LOOKING STATEMENTS

     Statements in this document and the documents incorporated by reference that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When used in this document and the documents incorporated by reference, words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will" and similar expressions are intended to identify forward-looking statements. You should be aware that these forward looking statements are only our predictions, and we cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

     - fluctuations in worldwide prices and demand for oil and gas;

     - fluctuations in levels of oil and gas exploration and development activities;

     - fluctuations in the demand for contract drilling services;

     - the existence of competitors, technological changes and developments in the industry;

     - the existence of operating risks inherent in the contract drilling industry;

     - the existence of regulatory uncertainties, the possibility of political instability in any of the countries in which Grant Prideco does business; and

year 2000 issues and general economic conditions, in addition to the other matters discussed under "Risk Factors".

                                  RISK FACTORS

     In addition to the other information contained in this prospectus and the prospectus supplement and the documents incorporated herein by reference, prospective investors in Securities should carefully consider the following information.

WE GENERALLY WILL BE RESPONSIBLE FOR TAXES IF OUR SPINOFF FROM WEATHERFORD IS TAXABLE

     In connection with our spinoff from Weatherford, Weatherford received a favorable ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the spinoff generally would be tax-free to Weatherford and its stockholders. It is possible that Weatherford and its stockholders could be subject to a material amount of taxes as a result of the spinoff if the representations and undertakings Grant Prideco and Weatherford made to the IRS in connection with obtaining that tax ruling are determined to be inaccurate. In addition, the spinoff could be determined to be taxable if within two years following the spinoff there were to be a change of control of either Weatherford or Grant Prideco and Weatherford and Grant Prideco were not able to rebut the presumption that the change in control was contemplated at the time of the spinoff.

     We will be responsible and liable to Weatherford for any and all corporate-level taxes or liabilities incurred by Weatherford relating to the spinoff except to the extent the spinoff is determined to be taxable solely as a result of a change of control of Weatherford following the spinoff. Our obligation and liability will apply under all other circumstances, regardless of the reason for the spinoff being determined to be taxable. This liability would extend to circumstances within the control of Weatherford as well as circumstances under which it is alleged or determined that there was a breach or misrepresentation, negligent or otherwise, by Weatherford in connection with the expected tax ruling. We also will be restricted under an agreement we have with Weatherford from engaging in certain transactions without the consent of Weatherford that could affect the taxability of the spinoff unless Weatherford receives a supplemental tax ruling or an acceptable tax opinion. For a summary of Weatherford's and Grant Prideco's obligations in connection with obtaining the tax ruling and potential tax liabilities if the transaction is held to be taxable, see "Relationship Between Grant Prideco and Weatherford After the Spinoff -- Tax Allocation Agreement" in our Form 10 registration statement.

WE MAY NOT HAVE ACCESS TO SUFFICIENT CAPITAL RESOURCES

     We cannot assure you that we will generate or have available to us sufficient funds to fund our planned expenditures and meet our obligations to pay principal and interest on our debt in the future. Further, we cannot assure you that we will be able to secure sufficient debt or equity financing to fund our growth strategy.

     Before our spinoff from Weatherford, we relied on Weatherford for financial support. Weatherford now has no obligation to support us financially. As a smaller company engaged in a volatile sector of the oil and gas industry, we expect the cost of capital to us to be greater than that which we paid as a Weatherford subsidiary. Financing in our industry also is illiquid at this time, and the long-term debt markets are expensive for companies of our size and credit.

     Our strategy envisions growth through acquisitions. We expect to finance future acquisitions through a combination of the issuance of additional equity and debt financing, including Securities. Additional equity issuances will be dependent on the nature of the opportunity that arises and the anticipated accretion or dilution from the acquisition to our stockholders. Before the spinoff, we issued a $100 million note to Weatherford, representing previous intercompany indebtedness. Under the terms of that note, the proceeds from any new financing (other than working capital borrowings and equity financings issued as part of an acquisition) generally must first be applied to the repayment of that note. This repayment obligation could affect the amount and terms of any third party debt financing that would be available to us. The Weatherford note will limit our ability to incur new debt, engage in certain acquisitions and investments and make distributions to our stockholders.

     Also in connection with the spinoff, we established a credit facility to provide us with up to $50 million for working capital purposes. This facility is secured by our domestic inventory, equipment and receivables and guaranteed by our domestic subsidiaries. This facility limits our ability to incur new debt, engage in certain acquisitions and investments, invest in our foreign operations, grant liens and make distributions to our stockholders. We cannot assure you that this facility will be sufficient to satisfy our capital requirements.

WEATHERFORD AND GRANT PRIDECO HAVE A BUSINESS RELATIONSHIP; CONFLICTS MAY ARISE

     The terms of the agreements we entered into with Weatherford before the spinoff were not negotiated on an arm's-length basis and were proposed by Weatherford as our sole stockholder. As a result, the terms of those agreements may not reflect the terms that would have been provided to us from an unrelated third party. Before the spinoff, Weatherford as our sole stockholder ratified the terms of these agreements, and we acknowledged that the agreements constitute our valid obligations.

     Persons associated with Weatherford also have a continuing relationship with Grant Prideco. Five directors of Weatherford, Messrs. Bernard J. Duroc-Danner, Sheldon B. Lubar, William E. Macaulay, Robert K. Moses, Jr. and Robert A. Rayne, are also directors of Grant Prideco. These directors represent a majority of our Board of Directors. In addition, Mr. Duroc-Danner, President, Chief Executive Officer and Chairman of the Board of Directors of Weatherford, serves as our Chairman of the Board, and Curtis W. Huff, Executive Vice President, Chief Financial Officer and General Counsel of Weatherford, serves as our Vice President and Interim General Counsel.

     The persons associated with Weatherford were asked to serve as directors or officers of Grant Prideco because of their experience and knowledge of us and our businesses. Although each of them has a fiduciary obligation to both Weatherford and Grant Prideco, we cannot assure you that no conflicts of interest will arise with them or Weatherford relating to Weatherford and Grant Prideco. Weatherford and Grant Prideco each have adopted policies and procedures to be followed by their respective boards of directors to limit the involvement of Messrs. Duroc-Danner, Lubar, Macaulay, Moses and Rayne in conflict situations, including requiring them to abstain from voting as a director of either Grant Prideco or Weatherford on certain matters that present a potential conflict of interest between the two companies. See "Relationship Between Grant Prideco and Weatherford After the Spinoff" in our Form 10 registration statement.

OUR BUSINESS IS MATERIALLY AFFECTED BY DRILLING ACTIVITY AND THE RIG COUNT

     A material decline in either prices or drilling activity would negatively impact our future results. Our business is materially dependent on the level of drilling activity worldwide. During 1997 and the first half of 1998, we benefited from an increase in drilling activity that resulted in strong demand for our drill pipe and other drill stem products. When drilling activity declined in the second half of 1998 and 1999, our business fell significantly. In general, we believe that our drill stem business trails changes in the rig count by six to nine months. The worldwide monthly rig count for each month in 1999 did not surpass the rig count for the corresponding month of 1998 until October, and the rig counts since October 1999 have been well below the average rig count in 1997. This suggests that our drill stem business may not recover until later this year and will not recover completely unless rig counts continue to rise.

AN ECONOMIC DOWNTURN COULD ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES

     The economic downturn that began in Asia in 1997 affected the economies in other regions of the world, including South America and the former Soviet Union, and contributed to the decline in the price of oil and the level of drilling activity. Although the economy in the United States has experienced one of its longest periods of growth in recent history, the continued strength of the United States economy cannot be assured. If the United States or European economies were to begin to decline or if the economies of South America or Asia were to experience further material problems, the demand and price for oil and gas and our products and services again could adversely affect our revenues and income.

DISRUPTIONS IN FOREIGN OPERATIONS COULD ADVERSELY AFFECT OUR INCOME

     Our operations in certain locations outside the United States, including Mexico, India, China and Indonesia, are subject to various political and economic conditions existing in such countries that could disrupt operations. These risks include (1) currency fluctuations and potential devaluations in most countries, in particular those in South America and Asia, (2) currency restrictions in China and India and limitations on repatriation of profits in various countries in South America and Asia and (3) political instability in countries such as Indonesia, India, Mexico, Venezuela, the former Soviet Union and China. Disruptions may occur in our foreign operations and losses may occur that will not be covered by insurance.

     Oil Country Tubular Limited ("OCTL") manufactures drill pipe and other products for us under a long-term exclusive manufacturing arrangement. Over the years, we have provided OCTL with a substantial amount of raw materials, inventory and working capital for the products it manufactures for us. Our business in India through our relationship with OCTL has been adversely affected by the downturn of the economies in the eastern hemisphere and is subject to various political and economic risks as well as financial and operational risks with respect to OCTL.

     As of December 31, 1999, OCTL owed us approximately $25.1 million for prior advances made by us to it and we had assets in India with a book value of approximately $1.7 million. In 1999, we substantially curtailed our purchases from OCTL, and in December of 1999, we decided to terminate our existing manufacturing relationship with OCTL and seek an alternative arrangement for the recovery of our prior advances. We are currently discussing with OCTL a restructuring of our relationship that would allow OCTL to repay our prior advances in cash, equity in OCTL or product from OCTL.

     Our decision to terminate our existing arrangement with OCTL and seek an alternative structure resulted in our writing off a $7.8 million product deposit previously paid to OCTL and approximately $1.7 million in property and equipment currently located at the OCTL facility. The write off was due to the anticipated inability to utilize the deposit and recover the equipment following the termination of the arrangement. Our remaining exposure in India is approximately $17.3 million consisting of unpaid receivables and advances made to assist OCTL in its working capital needs as part of our manufacturing arrangement with it. Based on financial information of OCTL known to us and our general knowledge of the business and assets of OCTL, OCTL would appear to have a sufficient asset and equity value to allow for a restructuring of its remaining $17.3 million in debt owed to us through a combination of cash, equity of OCTL or product from OCTL. There is, however, uncertainty as to how much, if any, of the amounts owed to us by OCTL will ultimately be collected. Accordingly, there can be no assurance that we will be able to fully realize on the amounts owed to us by OCTL or that additional charges relating to India will not be required in the near term as the negotiation and collection process continues.

     We have entered into an agreement with Voest-Alpine Stahlrohr Kindberg GmbH & Co. K.G., an entity with manufacturing operations in Austria of which we currently own 50.01%, to purchase 45,000 tonnes of tubulars for the twelve months ending July 2000, and 60,000 tonnes per year for the next three years. Our future results could be adversely affected if we are unable to use or resell these tubulars. In addition, we have agreed to be responsible for paying any "anti-dumping" duties in the United States on the resale of these tubulars, which could affect our ability to resell the tubulars in the United States.

ADDITIONAL RISK FACTORS

     Please see the prospectus supplement and our filings with the Securities and Exchange Commission incorporated herein for additional risk factors that may be applicable to a particular class or issuance of Securities or to us in the future.

                                USE OF PROCEEDS

     Except as we may described in a prospectus supplement, we will use the net proceeds from any sale of the Securities described in this prospectus for future business acquisitions and other general corporate purposes, such as working capital, investment in subsidiaries, the retirement of existing debt (if economically prudent) and/or the repurchase of shares of common stock or other Securities. We may also invest the proceeds in certificates of deposit, United States government Securities or certain other interest bearing Securities until they are used for acquisitions or general corporate purposes.

     The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. We routinely review acquisition opportunities. We will disclose in a prospectus supplement any future proposal to use net proceeds from an offering of our Securities to finance any specific acquisition, if applicable.

     We will not receive any proceeds from an sale of shares of Securities by Selling Shareholders.

        RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements (including the notes thereto) incorporated by reference to our Registration Statement on Form 10 or most recent Annual Report on Form 10-K as filed with the SEC.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1999   1998   1997   1996   1995
                                                              ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges..........................   --    8.8    8.4    5.5    1.9

     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $44.3 million.

     We were a wholly-owned subsidiary of Weatherford during the periods presented. These ratios are based on earnings and fixed charged attributable to us during the periods presented, and reflect allocations of certain expenses to us. Although we believe these allocations are reasonable, they are not necessarily indicative of the costs we would have incurred had we not been owned by Weatherford during the periods presented. See Note 1 to our financial statements, as incorporated herein by reference. In particular, our costs of capital, and therefore our fixed charges, may have been higher than those reflected in these ratios had we not been owned by Weatherford during the periods presented.

     No preferred stock was outstanding during any of the periods presented. The ratio of earnings to combined fixed charges and preferred stock dividends was therefore the same as the ratio of earnings to fixed charges and is not displayed.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be:

     - our direct unsecured general obligations; and

     - either Senior Debt Securities or Subordinated Debt Securities.

     In this section, the words "we," "us" and the "Company" refer only to Grant Prideco, the issuer of the Debt Securities, and not our subsidiaries. Capitalized terms used in but not defined in this "Description of Debt Securities" have the meanings specified in the applicable Indenture.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN A PROSPECTUS SUPPLEMENT

     The following describes general terms and provisions of the Debt Securities to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of Debt Securities (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The terms of each series of Debt Securities will be governed by an indenture or a supplemental indenture (each an "Indenture") that we will enter into with a trustee. No Indenture will be restated in its entirety in a prospectus supplement. We will file an Indenture relating to each series of Debt Securities as an exhibit to the registration statement of which this prospectus forms a part (or as an exhibit to a Current Report on Form 8-K) before we sell those Debt Securities. You should read that Indenture, because it, and not this description, controls the rights of holders of the applicable Debt Securities.

     A prospectus supplement and an Indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the form and title of the Debt Securities;

     - the total principal amount of the Debt Securities;

     - the date or dates on which the principal of the Debt Securities will be payable;

     - the portion of the principal amount which will be payable if the maturity of the Debt Securities is accelerated;

     - the currency or currency unit in which the Debt Securities will be paid;

     - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

     - the interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

     - any rights of the holders of the Debt Securities to convert or exchange the Debt Securities into or for our common stock, or another of our Securities, and the terms and conditions of the conversion or the exchange;

     - any changes to or additions to the Events of Default;

     - any changes to or additions to the covenants described below or contained in the Indentures; and

     - any other terms of the Debt Securities.

SENIOR AND SUBORDINATED DEBT SECURITIES

     The Senior Debt Securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The Subordinated Debt Securities will rank junior in right of payment to all of our senior debt. "Senior debt" includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

     Each Indenture will allow us to issue Debt Securities up to the principal amount that we authorize. Moreover, any Indenture relating to subordinated debt (a "Subordinated Indenture") will not limit the amount of senior debt that we may incur.

     Each Subordinated Indenture will provide that no payment of principal, interest and any premium on the applicable Subordinated Debt Securities may be made if:

     - we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

     - we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due; or

     - we have a nonpayment default on any Senior Debt that imposes a payment blockage on the Subordinated Debt Securities for a maximum of 179 days at any one time.

SUBSIDIARY GUARANTEES

     We conduct our operations through our subsidiaries. The Indentures will require our subsidiaries that guarantee our long-term debt to guarantee, as "guarantors," any series of Debt Securities on an equal basis. In particular, the Indentures will require those subsidiaries who are guarantors or borrowers under our credit agreement to equally guarantee any Debt Securities.

     Initially, we expect that all of our domestic subsidiaries will be guarantors of any series of Debt Securities. Each guarantor is obligated under its guarantee only up to an amount that will not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. We do not expect that any of our foreign subsidiaries that will be guarantors of any series of Debt Securities. The debt of these non-guarantor subsidiaries, and any future debt incurred by any of them, effectively will be senior to any series of Debt Securities. Holders of Debt Securities will effectively have a junior position to claims of creditors and preferred stockholders of our subsidiaries who are not guarantors.

CERTAIN COVENANTS

     Under the Indentures, we will agree that, at any time Debt Securities are outstanding thereunder, we will:

     - pay the principal, interest and premium on the Debt Securities when due;

     - maintain a place of payment for the Debt Securities;

     - deliver a report to the applicable trustee at the end of each fiscal year reviewing our obligations under the applicable Indenture; and

     - deposit sufficient funds with any payment agent on or before the due date for any principal, premium or interest payment.

     We have also agreed to the following covenants relating to limitations on liens, requirements with respect to consolidations, mergers and assets sales and restrictions on sale-and-leaseback transactions.

  Limitations on Liens

     The Indentures will provide that we will not, nor will we permit any of our subsidiaries to, create, assume, incur or otherwise cause or suffer to exist or become effective any lien of any kind securing indebtedness or trade payables on any of our, or their, property or assets, whether owned or leased or hereafter acquired, unless all payments due under the Debt Securities and the applicable Indenture are secured on an equal and ratable basis with the obligation so secured until such time as the obligations are no longer secured by a lien, except for Permitted Liens.

     By "Permitted Liens", we mean:

     - liens on our assets or the assets of any of our guarantor securing indebtedness under any credit facility that are permitted to be incurred by the terms of the applicable Indenture;

     - liens in favor of us or any guarantor;

     - liens on property of a an entity existing at the time such entity is merged with or into or consolidated with us or any of our subsidiaries; provided, however, that such liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the merged entity;

     - liens on property existing at the time of acquisition thereof by us or any of our subsidiaries; provided, however, that such liens were in existence prior to the contemplation of such acquisition;

     - liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workers' compensation, easements or rights-of-way or other obligations of a like nature incurred in the ordinary course of business which do not materially interfere with our ability to perform our obligations under the applicable Indenture and Debt Securities;

     - liens to secure indebtedness covering only the assets acquired with such indebtedness;

     - liens existing on the issue date of the applicable series of Debt Securities;

     - liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

     - liens incurred by us in our ordinary course of business or any our subsidiaries with respect to obligations that do not exceed a specified dollar amount at any one time outstanding that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of our business.

  Consolidation, Merger or Asset Sale

     Each Indenture generally will allow us to consolidate or merge with a domestic corporation. They also will allow us to sell, lease or transfer all or substantially all of our property and assets to a domestic corporation. If this happens, the remaining or acquiring corporation must assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on any outstanding series of Debt Securities and performance of the covenants in the Indentures.

     However, we will only consolidate or merge with or into any other corporation or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which include the following requirements:

     - the remaining or acquiring corporation is organized under the laws of the United States, any state or the District of Columbia;

     - the remaining or acquiring corporation assumes our obligations under the Indentures and any outstanding Debt Securities pursuant to agreements reasonably satisfactory to the applicable trustee;

     - immediately after giving effect to the transaction no Default or Event of Default exists; and

     - the remaining or acquiring corporation:

        - will have consolidated net worth (as defined in any supplemental indenture) immediately after the transaction equal to or greater than our consolidated net worth immediately prior to the transaction; and

        - will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness pursuant to any fixed charge coverage ratio test set forth in any supplemental indenture.

     The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any Indenture and under the Debt Securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the Indentures.

  Restriction on Sale-and-Leaseback Transactions

     The Indentures will provide that we will not, and will not permit any of our subsidiaries to, enter into any sale-and-leaseback transactions, unless:

     - We or our subsidiaries, as applicable, could have incurred indebtedness in an amount equal to the Attributable Debt with respect to such sale-and-leaseback transaction and incurred a lien to secure such indebtedness pursuant to the covenant described above under the caption "-- Limitation on Liens";

     - the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value, as determined in good faith by our Board of Directors and set forth in an officers' certificate delivered to the applicable trustee, of the property that is the subject of such sale and leaseback transaction; and

     - the transfer of assets in the sale-and-leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Consolidation, Merger or Asset Sale".

     "Attributable Debt", when used with respect to any to any sale-and-leaseback transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

  Additional Covenants

     Any series of Debt Securities may provide in the applicable Indenture for additional covenants which may restrict the operations and activities of the Company, including covenants which restrict our ability to make certain payments or to incur additional indebtedness.

CHANGE OF CONTROL

     Any series of Debt Securities may provide in the Indenture that holders of that series of Debt Securities may require us to repurchase such Securities at a specified price upon the occurrence of a change of control of the Company (as defined in the applicable Indenture).

EVENTS OF DEFAULT AND REMEDIES

     "Event of Default" when used in an Indenture, will mean any of the following:

     - our failure to pay the principal of, or any premium on, any Debt Security when due; or

     - our failure to pay interest on any Debt Security for 30 days; or

     - our failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice; or

     - our default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries, which default (a) is caused by a failure to pay principal of that indebtedness at final maturity or (b) results in the acceleration of that indebtedness before its express maturity and, in each case, the principal amount of all such indebtedness under which there has been a payment default or the maturity of which has been accelerated, aggregates in excess of a specified amount, where the default has not been cured or the acceleration has not been rescinded within five business days after the default or acceleration; or

     - our failure to pay final judgments aggregating in excess of a specified amount, which remain unpaid or undischarged for a period of 60 days; or

     - certain events involving our bankruptcy, insolvency or reorganization; or

     - any other Event of Default included in any Indenture.

     The trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an Event of Default for any series of Debt Securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of Debt Securities.
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

MODIFICATION OF INDENTURES

     Generally, under each Indenture, we and the trustee will be permitted to modify our rights and obligations, the guarantors' rights and obligations and the rights of the holders under that Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification, including consents obtained in connection with a purchase of, or a tender offer for, a series of Debt Securities. However, without the consent of each holder affected, no modification may:

     - reduce principal amount of any series of Debt Securities;

     - reduce the rate of, or change the time for payment of interest of, any series of Debt Securities;

     - alter the ranking of a series of Debt Securities relative to other indebtedness of the Company;

     - waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on a series of Debt Securities (except a rescission of acceleration by the holders of at least a majority in aggregate principal amount of such series of Debt Securities and a waiver of the payment default that resulted from such acceleration); or

     - make any change in the preceding modification, amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of the Debt Securities, we and the applicable trustee may amend or supplement an
Indenture:

     - to cure any ambiguity, defect or inconsistency;

     - to provide for the assumption of our obligations to holders of Debt Securities in the case of a merger or consolidation or sale of all or substantially all of our assets;

     - to make any change that would provide any additional rights or benefits to the holders of Debt Securities or that does not adversely affect the legal rights under the applicable Indenture of any such holder;

     - to provide for a successor trustee;

     - to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

     - to add terms and provisions relating to a specific series of Debt Securities.

DISCHARGING OUR OBLIGATIONS; DEFEASANCE

     We may choose to either discharge all of our obligations and the obligations of the guarantors under any series of Debt Securities in a legal defeasance, or to release ourselves and the guarantors from the covenant restrictions with respect to a series of Debt Securities in a covenant defeasance. We may do so at any time on the 91st day after we irrevocably deposit with the applicable trustee cash or government Securities in an amount sufficient to pay the principal, interest, any premium and any other sums to the stated maturity date or a redemption date for that series of Debt Securities. If we choose this option, the holders of that series of Debt Securities will not be entitled to the benefits of the applicable Indenture, except for:

     - registration of transfer and exchange of Debt Securities;

     - replacement of lost, stolen or mutilated Debt Securities;

     - conversion or exchange of Debt Securities;

     - sinking fund payments; and

     - the receipt of principal and interest on the original stated due dates or specified redemption dates.

     We may discharge our obligations under an Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the applicable trustee an opinion of counsel that the discharge will not result in the holders of that series of Debt Securities having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on a letter ruling from the Internal Revenue Service or a change in federal tax law. In addition, no Default or Event of Default may have occurred and be continuing at the time of such deposit, and the discharge may not result in the breach or violation of any material agreement to which we are a party.

REGISTRATION OF NOTES; MINIMUM DENOMINATIONS

     We may issue Debt Securities of a series in registered, bearer, coupon or global form. Debt Securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any guarantor, as such, shall have any liability for any of our obligations or obligations of the guarantors under the Debt Securities, the Indentures or the subsidiary guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities by accepting such Debt Securities will waive and release all such liability. The waiver and release will be part of the consideration for issuance of the Debt Securities. The waiver may not be effective to waive liabilities under the federal Securities laws.

PAYMENT AND TRANSFER

     We will pay principal and any premium and interest on Debt Securities at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purpose. We may choose to make any interest payments on a Debt Security:

     - by check mailed to the address of the holder of the Debt Security as it appears in the register for that series of Debt Securities; or

     - by wire transfer to an account maintained by the holder as specified in the register.

     We will make interest payments to the person in whose name the Debt Security is registered at the closing of business on the days specified in the applicable Indenture.

     Fully registered Debt Securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

BOOK ENTRY, DELIVERY AND FORM

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

     Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds Securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of Securities transactions, such as transfers and pledges, in deposited Securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include Securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the notes of a series to be represented by a global note and notify the trustee of our decision.

THE TRUSTEE

  Resignation or Removal of Trustee

     Under provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of Debt Securities will force the trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of that Indenture. The trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the trustee with respect to the Debt Securities of such series.

  Limitations on Trustee if it is a Creditor of the Company

     Each Indenture will contain limitations on the right of the trustee thereunder, in the event that it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Annual Trustee Report to Holders of Debt Securities

     The trustee will be required to submit an annual report to the holders of a series of Debt Securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the Debt Securities.

  Certificates and Opinions to Be Furnished to Trustee

     Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     Our authorized capital stock consists of 300 million shares of our common stock and 10 million shares of preferred stock, par value $.01 per share, of which, approximately 109.0 million shares of our common stock are issued and outstanding. No shares of our preferred stock are issued or outstanding (unless indicated otherwise in a prospectus supplement). All of the shares of our common stock issued and outstanding have been validly issued and are fully paid and nonassessable.

COMMON STOCK

  Voting Rights

     Holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders. Our common stock will possess all voting power of Grant Prideco, except as otherwise required by law or provided in any resolution adopted by our board designating any series of our preferred stock. The shares of our common stock will not have cumulative voting rights.

     Although the holders of our common stock are generally entitled to vote for the approval of amendments to our certificate of incorporation, the voting rights of the holders of our common stock are limited with respect to certain amendments to our certificate of incorporation that affect only the holders of our preferred stock. Specifically, subject to the rights of any outstanding shares of any series of our preferred stock, our certificate of incorporation may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of our preferred stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of our preferred stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the board of directors with respect to the establishment of any new series of shares of our preferred stock pursuant to the authority vested in the board of directors as to such matters.

  Dividend Rights

     Subject to any preferential or other rights of any outstanding series of our preferred stock that our board may designate, and subject to contractual restrictions contained in our debt agreements, holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds legally available therefor.

  Liquidation Rights and Other Provisions

     Subject to the prior rights of creditors and the holders of any of our preferred stock that may be outstanding from time to time, the holders of our common stock are entitled in any liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

     Our common stock is not liable for any calls or assessments and is not convertible into any other Securities. Our certificate of incorporation will provide that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to our common stock.

  Transfer Agent And Registrar

     The registrar and transfer agent of our common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     Under our Certificate of Incorporation, the Board of Directors of Grant Prideco is authorized, without further stockholder action, to issue from time to time up to 10,000,000 shares of Preferred Stock and to fix and determine voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series of Preferred Stock, including, without limitation, any voting rights, any dividends payable and any right of the shares of that series to convert into or be exchanged for other Securities of Grant Prideco (provided, however, that any Securities issuable upon conversion or exchange of Preferred Stock will be subject to registration under the Securities Act or an applicable exemption therefrom). The Board of Directors of Grant Prideco, without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power (if any) and other rights of other series of the Preferred Stock or of the Common Stock. As of the date of this prospectus we have no Preferred Stock outstanding.

  Specific Terms of Each Series of Preferred Stock in a Prospectus Supplement

     The following describes general terms and provisions of the Preferred Stock to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of Preferred Stock (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The terms of each series of Preferred Stock will be governed by our Certificate of Incorporation (as amended from time to time) and the certificate of designations relating to that series of Preferred Stock (the "Certificate of Designations"). The Certificate of Incorporation and any Certificates of Designations are not restated in their entirety below and will not be restated in their entirety in a prospectus supplement. We will file a Certificate of Designations as an exhibit to the registration statement of which this prospectus forms a part (or as an exhibit to a Current Report on Form 8-K) before we issue that series of the Preferred Stock. You should read our Certificate of Incorporation and any applicable Certificate of Designations, because they, and not this description, control the rights of holders of Preferred Stock.

     The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in the prospectus supplement relating to a particular series of Preferred Stock.

     The applicable prospectus supplement will describe:

     - the designation and the number of shares offered;

     - the amount of liquidation preference per share;

     - the price at which that Preferred Stock will be issued;

     - the dividend rate (or method of calculation), if any, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

     - any redemption or sinking fund provisions;

     - the terms of any rights to convert or exchange the Preferred Stock into other Securities of Grant Prideco;

     - whether we have elected to offer Depositary Shares (as defined below);
       and

     - any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  Voting Rights

     The holders of Preferred Stock of a series offered hereby will not have any voting rights, except as indicated in the applicable prospectus supplement or as required by applicable law.

  Dividend Rights

     Unless otherwise set forth in the applicable prospectus supplement, holders of shares of each series of the Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Grant Prideco out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of Preferred Stock. Different series of Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. The dividend rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on the stock books of Grant Prideco, on the record dates fixed by the Board of Directors of Grant Prideco or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the related prospectus supplement.

  Liquidation Rights

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Grant Prideco, the holders of shares of each series of Preferred Stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to that series of Preferred Stock, out of assets of Grant Prideco available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to that series of Preferred Stock upon liquidation.

     Because we are a holding company, our rights and the rights of holders of our Securities, including the holders of Preferred Stock, to participate in the distribution of assets of any of our subsidiaries on the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent that we may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary. The Preferred Stock will rank prior to the Common Stock with respect to dividend rights and rights upon winding up and dissolution of Grant Prideco.

     The Preferred Stock will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable when issued upon full payment of the purchase price therefor. Unless otherwise specified in the prospectus supplement relating to a particular series of Preferred Stock, each series of Preferred Stock offered hereby will rank on a parity as to dividends and liquidation rights in all respects with each other series of Preferred Stock. The prospectus supplement will contain, if applicable, a description of material United States federal income tax consequences relating to the purchase and ownership of shares of the series of Preferred Stock offered by the prospectus supplement.

  Redemption

     One or more series of the Preferred Stock may be redeemable, in whole or in part, at the option of Grant Prideco, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the applicable prospectus supplement.

  Conversion and Exchange

     The terms, if any, on which shares of any series of Preferred Stock will be convertible into or exchangeable for other Securities of Grant Prideco will be set forth in the applicable prospectus supplement (however, any Securities issuable upon conversion or exchange of Preferred Stock will be subject to registration under the Securities Act or an applicable exemption therefrom). The conversion or exchange terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of other Securities of Grant Prideco to be received by the holders of that series of Preferred Stock would be calculated as of a time and in the manner stated in the prospectus supplement.

  Transfer Agent and Registrar

     The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be designated in the applicable prospectus supplement. The registrar for shares of Preferred Stock will send to stockholders notices of any meetings at which holders of the applicable series of Preferred Stock will have the right to elect directors of Grant Prideco or to vote on any other matter.

NO PREEMPTIVE RIGHTS

     No holder of any stock of Grant Prideco of any class authorized at the distribution date will have any preemptive right to subscribe to any Securities of Grant Prideco of any kind or class.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

NOMINATION OF DIRECTORS

     Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board or a committee thereof, of candidates for election as directors.

     This nomination procedure requires that a stockholder give advance written notice, in proper form, of a planned nomination for the board to the Secretary of Grant Prideco. The requirements as to the form and timing of that notice, which are specified in our bylaws, are not inconsistent with the requirements of the Securities Exchange Act of 1934 for a stockholder proposal. If a person is not nominated in accordance with this nomination procedure, that person will not be eligible for election as a director.

     Although our bylaws do not give the board any power to approve or disapprove stockholder nominations for the election of directors, our bylaws may have the effect of precluding a nomination for the election of directors at a particular meeting if the proper procedures are not followed and may discourage a third party from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of Grant Prideco, even if that solicitation or attempt might be beneficial to us and our stockholders.

DEPOSITARY SHARES

  General

     We may offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. If we do so, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (which will be set forth in the prospectus supplement relating to the applicable series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement between Grant Prideco and a Depositary to be named by Grant Prideco in the applicable prospectus supplement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by that Depositary Share, to all of the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Deposit Agreement, including the definitions therein of certain terms. Copies of the forms of Deposit Agreement and Depositary Receipt are incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those exhibits.

  Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the applicable series of Preferred Stock to the record holders of Depositary Shares relating to that series in proportion to the amount of those Depositary Shares owned by the holders.

     In the event of a distribution other than in cash, then the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless Grant Prideco, after consulting with the Depositary, determines that it is not feasible to make the distribution, in which case the Depositary may sell the distributed property and distribute the net proceeds from the sale to the holders.

  Redemption of Depositary Shares

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from any redemption of any shares of that series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will equal the applicable fraction of the redemption price per share payable with respect to that series of Preferred Stock. Whenever Grant Prideco redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all of the Depositary Shares are to be redeemed, then the Depositary Shares to be redeemed will be selected by lot, pro rata or by another equitable method.

  Withdrawal of Preferred Stock

     Any holder of Depositary Shares may receive, upon surrender of the corresponding Depositary Receipts to the Depositary, the number of whole shares of the related series of Preferred Stock and any money or other property represented by the surrendered Depositary Receipts. Holders of Depositary Shares that surrender their Depositary Receipts will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related prospectus supplement for the applicable series of Preferred Stock, but holders of whole shares of that series of Preferred Stock will not be entitled to subsequently deposit those shares of Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary Shares surrendered by a holder in connection with a withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, then the Depositary will deliver to that holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

  Voting the Preferred Stock

     Upon receipt of a notice of any meeting at which the holders of a series of Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to that series of Preferred Stock. Each record holder of the Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary to exercise the voting rights pertaining to the shares of Preferred Stock represented by that holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by those Depositary Shares in accordance with the holder's instructions, and Grant Prideco will take all reasonable action that the Depositary may deem necessary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent that it does not receive specific instructions from the holder of Depositary Shares representing those shares of Preferred Stock.

  Amendment and Termination of Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Grant Prideco and the Depositary.

However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "-- Depositary Shares -- Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not affect outstanding Depositary Receipts until 90 days after notice of the amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time the amendment becomes effective will be deemed to consent and agree to the amendment and to be bound by the Deposit Agreement, as so amended. No amendment may impair the right of any owner of Depositary Shares to receive shares of the Preferred Stock and any money or other property represented thereby, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares, except in order to comply with mandatory provisions of applicable law.

     Whenever so directed by Grant Prideco, the Depositary will terminate the Deposit Agreement by mailing notice of termination to the record holders of all Depositary Receipts then outstanding at least 30 days before the termination date stated in the notice. The Depositary also may terminate the Deposit Agreement if 45 days have expired after the Depositary delivered to Grant Prideco a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders of Depositary Receipts, and will not give any further notices (other than notice of termination) or perform any further acts under the Deposit Agreement, except that the Depositary will continue (1) to collect dividends and any other distributions on the Preferred Stock and (2) to deliver the Preferred Stock, together with the corresponding dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after two years from the date of termination, the Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper, and may hold the net proceeds of any sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

  Resignation and Removal of Depositary

     The Depositary may resign at any time by delivering notice of its election to do so to Grant Prideco, and Grant Prideco may at any time remove the Depositary. Any resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. The successor Depositary must be appointed within 45 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

  Charges of Depositary

     Grant Prideco will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares, any redemption of the deposited Preferred Stock and the distribution of information to holders of the Depositary Receipts. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and any other charges that are expressly provided in the Deposit Agreement to be at their expense.

  Miscellaneous

     The Depositary will forward to the holders of Depositary Receipts all reports and communications from Grant Prideco that are delivered to the Depositary and that Grant Prideco is required or otherwise determines to furnish to the holders of the corresponding series of Preferred Stock.

     Neither the Depositary nor Grant Prideco will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of Grant Prideco under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither Grant Prideco nor the Depositary will be required to prosecute or defend any legal proceeding regarding any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Grant Prideco and the Depositary may rely upon the advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock.

                            DESCRIPTION OF WARRANTS

     We may issue Warrants to purchase Debt Securities, Common Stock or Preferred Stock (which may be represented by Depositary Shares). We may issue Warrants independently or together with any other Securities and may attach them to or separate them from other Securities. We will issue any Warrants under separate Warrant Agreements to be entered into between us and a warrant agent specified in the applicable prospectus supplement.

SPECIFIC TERMS OF EACH SERIES OF WARRANT IN A PROSPECTUS SUPPLEMENT

     The following describes general terms and provisions of the Warrants to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of Warrants (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The terms of each series of Warrants will be governed by a Warrant Agreement (each a "Warrant Agreement") that we will enter into with a warrant agent. No Warrant Agreement is restated in its entirety below, and the Warrant Agreement relating to any specific series of Warrants will not be restated in its entirety in a prospectus supplement. We will file a Warrant Agreement relating to each series of Warrants as an exhibit to the registration statement of which this prospectus forms a part (or as an exhibit to a Current Report on Form 8-K) before we sell those Warrants. You should read that Warrant Agreement, because it, and not this description, controls the rights of holders of the applicable Warrants.

     The Warrants will be denominated in U.S. dollars or in such foreign currency, currency unit or composite currency as indicated in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of any series of Warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

     - the title of the Warrants;

     - the aggregate number of the Warrants;

     - the price or prices for which the Warrants will be issued;

     - the currency, currency unit or composite currency in which the price for the Warrants will be payable;

     - the designation, number and terms of the Debt Securities, Common Stock or Preferred Stock purchasable upon exercise of the Warrants, and procedures pursuant to which such numbers may be adjusted;

     - the designation and terms of the Debt Securities, Common Stock or Preferred Stock, if any, with which the Warrants are issued and the number of Warrants issued with each such Security;

     - the date, if any, on and after which the Warrants and the related underlying Security will be separately transferable;

     - the exercise price or prices at which the Debt Securities, Common Stock or Preferred Stock purchasable upon exercise of the Warrants may be purchased, or provisions for determining the exercise price or prices, procedures pursuant to which the exercise price or prices may be adjusted, and (if not U.S. dollars) the foreign currency, currency unit or composite currency in which the exercise price or prices are denominated;

     - the date on which the right to exercise the Warrants will commence and the date on which that right will expire;

     - whether the Warrants will be issued in bearer form;

     - the minimum or maximum amount of Warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - a discussion of certain United States federal income tax considerations; and

     - any other terms of the Warrants, including terms, procedures and limitations relating to the

     - transferability, exchange and exercise of the Warrants.

     Until they exercise their Warrants, holders of Warrants will not have any of the rights of holders of the Securities purchasable upon exercise, and will not be entitled to

     - receive payments of principal of (or premium, if any) or interest, if any, on any Debt Securities purchasable upon exercise,

     - receive dividend payments, if any, with respect to any underlying Securities or

     - exercise the voting rights of any Common Stock or Preferred Stock purchasable upon exercise.

EXERCISE OF WARRANTS

     Unless otherwise indicated in the applicable prospectus supplement relating thereto, the Warrants will be issued in registered form. Each Warrant will entitle its holder to purchase for cash the principal amount or number of Securities of Grant Prideco at the exercise price set forth in, or determinable from, the applicable prospectus supplement relating to the Warrants offered thereby. Warrants may be exercised as described in the applicable prospectus supplement at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date (or any later expiration date, if we extend the expiration date), unexercised Warrants will become void.

     Upon receipt of payment and of the certificate evidencing a Warrant, properly completed and duly executed, at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by a surrendered Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

MODIFICATIONS

     We and the warrant agent may amend the Warrant Agreements and the terms of the Warrants, without the consent of the holders of Warrants,

     - to cure any ambiguity, defect or inconsistency;

     - to provide for the assumption of our obligations to holders of Warrants in the case of a merger or consolidation or sale of all or substantially all of our assets;

     - to make any change that we deem necessary or desirable and that will not materially and adversely affect the interests of holders of outstanding Warrants; or

     - to provide for a successor warrant agent.

     We and the warrant agent also may modify or amend certain other terms of the Warrant Agreements and the Warrants with the consent of the holders of a majority in number of the then-outstanding unexercised Warrants affected. However, no such modification or amendment may be made without the consent of the affected holders if the amendment would

     - shorten the period of time during which the Warrants may be exercised;

     - otherwise materially and adversely affect the exercise rights of the holders of the Warrants; or

     - reduce the number of outstanding Warrants.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     If at any time there occurs a merger of, consolidation of, or sale of substantially all of the assets of, Grant Prideco, as a result of which Securities underlying Warrants are converted into the right to receive stock, Securities or other property, then each outstanding Warrant will thereafter only be exercisable for the kind and amount of stock, Securities or other property receivable upon the consummation of that transaction by a holder of the number of Securities underlying the Warrant.

ENFORCEABILITY OF RIGHTS BY HOLDERS

     The warrant agent will act solely as our agent in connection with the issuance and exercise of any Warrants. The warrant agent will have no duty or responsibility in case of any default by Grant Prideco in the performance of its obligations under the Warrant Agreements or the Warrant certificates. Each holder of Warrants may, without the consent of the warrant agent, enforce by appropriate legal action, on its own behalf, its right to exercise its Warrants.

                            SELLING SECURITYHOLDERS

     In addition to covering the offering of Securities by us, this prospectus covers the offering for resale of Securities by Selling Securityholders. The applicable prospectus supplement will set forth, with respect to each Selling Stockholder,

     - the name of the Selling Stockholder,

     - the nature of any position, office or other materials relationship which the Selling Stockholder will have had within the prior three years with Grant Prideco or any of its predecessors or affiliates,

     - the type and amount of Securities owned by the Selling Stockholder prior to the offering,

     - the type and amount of Securities to be offered for the Selling Stockholder's account and

     - the amount and (if one percent or more) the percentage of Securities to be owned by the Selling Stockholder after completion of the offering.

     The Selling Securityholders may include or consist of, from time to time, such underwriters and/or other persons with whom we may enter into standby arrangements from time to time as described under "Plan of Distribution".

                              PLAN OF DISTRIBUTION

DISTRIBUTIONS BY GRANT PRIDECO

     We may sell Securities to one or more underwriters for public offering and sale by them. We also may sell Securities directly to investors or to other purchasers or through dealers or agents. We will name any underwriter, dealer or agent involved in the offer and sale of the Securities in the applicable prospectus supplement.

     In addition, we may from time to time, redeem, repurchase or tender for some or all of our outstanding indebtedness. In that case, we may enter into an agreement with one or more underwriters or other persons pursuant to which that underwriter or person would agree to act as a "standby purchaser" and purchase from us a number of shares of our common stock or other securities of Grant Prideco as would be required to fund some or all of the applicable redemption, repurchase or tender offer price. Alternatively, a standby purchaser may agree to purchase directly any redeemed, repurchased or tendered indebtedness and receive, as compensation, Securities issued by Grant Prideco. The agreement might also provide that the standby purchaser would resell the Securities received from Grant Prideco. In such case, the standby purchaser may be deemed to be an underwriter and may be required to resell such Securities pursuant to a prospectus supplement to this prospectus. The applicable terms of any such agreement or arrangement, including terms relating to compensation and the identity of any such standby purchaser, would be disclosed in a prospectus supplement.

     We may distribute Securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. We may sell common stock under this prospectus from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of these methods.

     In connection with distributions of Securities, we may enter into hedging transactions with broker-dealers through which those broker-dealers may sell Securities registered hereunder in the course of hedging, through short sales, the positions they assume with us.

     In connection with the sale of Securities, we may compensate underwriters, dealers or agents or purchasers of Securities may compensate their agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in a distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us (along with any profit on the resale of Securities by them) may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation we pay, will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis and any dealer will purchase Securities as a principal, and may then resell those Securities at varying prices to be determined by the dealer.

     We may enter into agreements to provide indemnification and contribution to underwriters, dealers and agents who participate in a distribution of Securities against certain civil liabilities, including liabilities under the Securities Act, and to reimburse those underwriters, dealers and agents for certain expenses.

     If we so indicated in the applicable prospectus supplement, we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase offered Securities from us, at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the offers.

     Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

     The Securities may or may not be listed on a national Securities exchange or a foreign Securities exchange (other than the common stock, which is listed on the New York Stock Exchange). Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell Securities for public offering and sale may make a market in those Securities, but the underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. We cannot assure you that there will be an active trading market for any Securities.

DISTRIBUTION BY SELLING SECURITYHOLDERS

     Selling Securityholders may distribute Securities from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange, in the over-the-counter market, in transactions otherwise than on the New York Stock Exchange or in the over-the-counter market or in a combination of any of these transactions. Selling Securityholders may sell Securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The Selling Securityholders may from time to time offer their Securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and/or the purchasers of the Securities for whom they act as agent. From time to time the Selling Securityholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Grant Prideco, or derivatives thereof, and may sell and deliver their shares in connection therewith. In addition, the Selling Securityholders may from time to time sell their Securities in transactions permitted by Rule 144 under the Securities Act.

     As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of Securities pursuant to this prospectus by the Selling Securityholders. To the extent required, the type and amount of Securities to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the Selling Securityholders from the sale of their Securities offered hereby will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by us.

     The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in a distribution of Securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the Selling Securityholders in connection with the registration of the Securities being offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Unless otherwise specified in a prospectus supplement relating to particular Securities, certain legal matters with respect to the validity of the Securities will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas, and for the underwriters, dealers or agents, if any, of a particular issue of Securities, by Andrews Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Our board will select before the end of fiscal 2000 an independent accounting firm to audit our financial statements for the year ending December 31, 2000. Arthur Andersen LLP has served as independent public accountants of Grant Prideco through the periods covered by the financial statements included in our Form 10 registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy and document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's wed site at http://www.sec.gov. In addition, documents filed by Grant Prideco can be inspected at the offices of the New York Stock Exchange, Inc., New York, New York.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our Registration Statement on Form 10 (File No. 001-15423) and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Philip A. Choyce, Corporate Secretary, Grant Prideco Inc., 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380; telephone number: (281) 297-8500.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the distribution of the Securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

  Registration fee under the Securities Act..............   $132,000
  Printing and engraving expenses*.......................     50,000
  Legal fees and expenses*...............................     75,000
  Accounting fees and expenses*..........................     75,000
  Fees and expenses of trustee and counsel*..............     15,000
  Miscellaneous*.........................................      3,000
                                                            --------
          Total*.........................................   $350,000

---------------

 * Estimated solely for the purpose of this Item. Actual expenses may be more or less, depending on the nature of the offering and the type of security.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Delaware law and our certificate of incorporation and bylaws include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

  Exculpation Of Monetary Liability

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including

     - a breach of the director's duty of loyalty,

     - acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law,

     - the approval of an improper payment of a dividend or an improper purchase by the corporation of the corporation's stock or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation will provide that our directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty, subject to the restrictions above. These limitations of liability may not affect claims arising under the federal securities laws.

  Indemnification

     Under Section 145 of the Delaware General Corporation Law and our bylaws, we are obligated to indemnify our present and former directors and officers and may indemnify other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if the person to whom indemnity is granted acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to Grant Prideco.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     ITEM 16. EXHIBITS.

          2.1            -- Distribution Agreement, dated as of March 22, 2000,
                            between Weatherford and Grant
          3.1            -- Restated Certificate of Incorporation of Grant
          3.2 (a)        -- Restated Bylaws of Grant
          4.1            -- Subordinated Promissory Note to Weatherford, dated April
                            14, 2000
          4.2 (b)        -- Subordination Agreement, dated April 14, 2000, among
                            Grant, Weatherford and Transamerica Business Credit
                            Corporation, as agent
          4.3            -- Loan and Security Agreement, dated April 14, 2000, among
                            Grant and certain of its subsidiaries, the Lenders
                            identified therein and Transamerica Business Credit
                            Corporation, as agent
          4.4            -- Guaranty, dated April 14, 2000, by Grant's subsidiaries in favor of Transamerica Business Credit Corporation, as
                            agent
          4.5            -- Pledge Agreement, dated April 14, 2000, by Grant's
                            subsidiaries in favor of Transamerica Business Credit
                            Corporation, as agent
         12.1            -- Statement of Computation of Ratios
         21.1 (a)        -- List of Subsidiaries of Grant
         23.1            -- Consent of Arthur Andersen LLP

---------------

(a) Incorporated by reference to Grant's Registration Statement on Form 10 (file No. 00115423).

(b)  To be filed by amendment.

     We will file, as an exhibit to a Current Report on Form 8-K, (a) any underwriting agreement relating to Securities offered hereby, (b) the instruments setting forth the terms of any debt securities, preferred stock, depositary shares or warrants and (c) any required opinion of counsel as to the validity of any Securities and as to certain tax matters relative to Securities.

ITEM 17. UNDERTAKINGS.

     The registrant hereby undertakes:

     - To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        - to include any prospectus required by section 10(a)(3) of the Act of 1933;

        - to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        - to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in the previous two clauses do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the

          Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     - That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     - To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     - That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     - That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Grant Prideco, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on April 20, 2000.

                                            GRANT PRIDECO, INC.

                                            By:      /s/ JOHN C. COBLE
                                              ----------------------------------
                                                        John C. Coble
                                                President and Chief Executive
                                                            Officer

     Know all men by these presents, that each individual whose signature appears below constitutes and appoints Bernard J. Duroc-Danner and John C. Coble and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on April 20, 2000.


              /s/ JOHN C. COBLE                 Chief Executive Officer, President and
---------------------------------------------   Director (principal executive officer)
                John C. Coble

            /s/ FRANCES R. POWELL               Chief Financial Officer, Vice President and
---------------------------------------------   Treasurer (principal financial and accounting
              Frances R. Powell                 officer)

         /s/ BERNARD J. DUROC-DANNER            Chairman of the Board, Director
---------------------------------------------
           Bernard J. Duroc-Danner

             /s/ ELIOT M. FRIED                 Director
---------------------------------------------
               Eliot M. Fried

            /s/ SHELDON B. LUBAR                Director
---------------------------------------------
              Sheldon B. Lubar

           /s/ WILLIAM E. MACAULAY              Director
---------------------------------------------
             William E. Macaulay

             /s/ ROBERT K. MOSES                Director
---------------------------------------------
            Robert K. Moses, Jr.

                                                Director
---------------------------------------------
               Robert A. Rayne

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Distribution Agreement, dated as of March 22, 2000,
                            between Weatherford and Grant
          3.1            -- Restated Certificate of Incorporation of Grant
          3.2 (a)        -- Restated Bylaws of Grant
          4.1            -- Subordinated Promissory Note to Weatherford, dated April
                            14, 2000
          4.2 (b)        -- Subordination Agreement, dated April 14, 2000, among
                            Grant, Weatherford and Transamerica Business Credit
                            Corporation, as agent
          4.3            -- Loan and Security Agreement, dated April 14, 2000, among
                            Grant and certain of its subsidiaries, the Lenders
                            identified therein and Transamerica Business Credit
                            Corporation, as agent
          4.4            -- Guaranty, dated April 14, 2000, by Grant's subsidiaries in favor of Transamerica Business Credit Corporation, as
                            agent
          4.5            -- Pledge Agreement, dated April 14, 2000, by Grant's
                            subsidiaries in favor of Transamerica Business Credit
                            Corporation, as agent
         12.1            -- Statement of Computation of Ratios
         21.1 (a)        -- List of Subsidiaries of Grant
         23.1            -- Consent of Arthur Andersen LLP

---------------

(a) Incorporated by reference to Grant's Registration Statement on Form 10 (file No. 00115423).

(b)  To be filed by amendment.